Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated August 31, 2007, with respect to the consolidated financial statements of Bioenvision, Inc. and subsidiaries as of June 30, 2007 and 2006 and for the years then ended, which appears in the Form 8-K/A of Genzyme Corporation filed on January 7, 2008.

/s/ J.H. Cohn LLP
Roseland, New Jersey
October 3, 2008